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                       June 21, 2023

       Jane Sheere
       Secretary
       Brookfield Property Partners L.P.
       73 Front Street, 5th Floor
       Hamilton, HM 12, Bermuda

                                                        Re: Brookfield Property
Partners L.P.
                                                            Form 20-F for the
fiscal year ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 001-35505

       Dear Jane Sheere:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction